Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:
Brian L. Cantrell
Alliance Resource Partners, L.P.
1717 South Boulder Avenue, Suite 400
Tulsa, Oklahoma 74119
(918) 295-7673

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record Annual Operating and Financial Results As Net Income Increases 17.3% for 2013; Increases Quarterly Unitholder Distribution 1.9% to $1.1975 Per Unit; and Provides Guidance for 2014

TULSA, OKLAHOMA, January 28, 2014 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) today reported record operating and financial results, as it set new annual benchmarks for coal sales and production volumes, revenues, net income and EBITDA for the year ended December 31, 2013 (the “2013 Year”).  On the strength of record coal sales volumes, revenues climbed to a record $2.2 billion for the 2013 Year, an increase of 8.4% compared to the year ended December 31, 2012 (the “2012 Year”).  Higher revenues contributed to record EBITDA of $685.9 million for the 2013 Year, an increase of 18.0% compared to the 2012 Year.  Net income was also higher in the 2013 Year, increasing 17.3% to a record $393.5 million, or $7.26 per basic and diluted unit.  (For a discussion of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

For the quarter ended December 31, 2013 (the “2013 Quarter”), revenues increased 3.1% to a record $566.7 million, compared to the quarter ended December 31, 2012 (the “2012 Quarter”).  Net income and EBITDA were also higher in the 2013 Quarter, as net income increased 2.7% to $99.3 million, or $1.85 per basic and diluted limited partner unit, and EBITDA increased 5.6% to $175.9 million.

ARLP also announced that the Board of Directors of its managing general partner increased the cash distribution to unitholders for the 2013 Quarter to $1.1975 per unit (an annualized rate of $4.79 per unit), payable on February 14, 2014 to all unitholders of record as of the close of trading on February 7, 2014.  The announced distribution represents an 8.1% increase over the cash distribution of $1.1075 per unit for the 2012 Quarter and a 1.9% increase over the cash distribution of $1.175 per unit for the 2013 third quarter (the “Sequential Quarter”).

“For the thirteenth consecutive year, ARLP posted record results and set new annual benchmarks in 2013 for our major operating and financial measures,” said Joseph W. Craft III, President and Chief Executive Officer.  “These superior results reflect the exceptional capabilities and execution of our employees and I want to thank the entire Alliance team for their individual contributions to our success.  Looking ahead, market dynamics continue to favor the Illinois Basin and Northern Appalachia coal markets and we remain encouraged that our strategy of expanding ARLP’s presence as a low-cost operator in these regions will create growth opportunities in the future.

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Based on this outlook and our record setting results, ARLP’s Board of Directors elected to increase quarterly unitholder distributions for the twenty-third consecutive quarter.”

Consolidated Financial Results

Twelve Months Ended December 31, 2013 Compared to Twelve Months Ended December 31, 2012

Strong performance from ARLP’s Illinois Basin operations and increased volumes from the Tunnel Ridge longwall operation during the 2013 Year drove coal sales volumes up 10.4% to a record 38.8 million tons and production volumes higher by 11.4% to a record 38.8 million tons, both as compared to the 2012 Year.  As anticipated, total average coal sales prices declined 2.2% in the 2013 Year to $55.04 per ton sold due to ARLP’s reduced participation in the weak metallurgical coal markets.  Volume growth more than offset lower average coal sales prices, however, leading to record revenues, EBITDA and net income in the 2013 Year.

ARLP’s increased coal sales and production volumes in the 2013 Year also contributed to higher sales-related expenses, materials and supplies expenses, labor-related expenses and maintenance costs, which combined to push operating expenses up 7.3% to $1.4 billion.  These increases were partially offset by lower workers’ compensation expense due to favorable reserve adjustments.  On a per ton basis, Segment Adjusted EBITDA Expense declined by 5.4% in the 2013 Year compared to the 2012 Year primarily as a result of increased coal volumes, reduced outside coal purchases and lower workers’ compensation expense.  (For a definition of Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense per ton and related reconciliations to comparable GAAP financial measures, please see the end of this release).

Depreciation, depletion and amortization increased $46.8 million to $264.9 million in the 2013 Year, compared to the 2012 Year, primarily as a result of the increased production volumes mentioned above, as well as capital expenditures related to production expansion and infrastructure improvements at various other operations.

As anticipated, ARLP’s financial results for both the 2013 and 2012 Years were negatively impacted by losses related to White Oak’s development of its Mine No.1.  Since our equity investment in White Oak entitles ARLP to receive substantially all distributions from White Oak until we achieve our contractual preferred return, ARLP currently reflects substantially all of White Oak’s income and losses in its financial results.  Reported net equity in loss of affiliates of $24.4 million for the 2013 Year and $14.7 million for the 2012 Year was primarily due to the allocation of losses related to White Oak’s mine development activities.

Comparative results between the 2012 and 2013 Years were also impacted by a non-cash asset impairment charge of $19.0 million at the Pontiki mining complex in 2012.  The Pontiki mine ceased production at the end of November 2013 after more than 36 years of operation.

Three Months Ended December 31, 2013 Compared to Three Months Ended December 31, 2012

For the 2013 Quarter, record revenues reflect record coal sales of $542.9 million and higher other sales and operating revenues, due to increased product sales at Matrix and greater throughput service revenues received from White Oak.  Reflecting the factors discussed above, Segment Adjusted EBITDA Expense per ton declined to $36.25 per ton in the 2013 Quarter, an improvement over both the 2012 and Sequential Quarter.

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General and administrative expenses increased $2.2 million to $17.0 million, primarily as a result of higher compensation-related expenses and other professional services.  Depreciation, depletion and amortization increased $3.0 million to $66.2 million in the 2013 Quarter compared to the 2012 Quarter, primarily as a result of our production growth and investments in infrastructure and equipment at various operations.

Regional Results and Analysis

(in millions, except per ton data)	2013 Fourth Quarter	2012 Fourth Quarter	% Change Quarter / Quarter	2013 Third Quarter	% Change Sequential

Illinois Basin
Tons sold	7.789	7.885	(1.2)%	7.598	2.5%
Coal sales price per ton (1)	$52.82	$52.66	0.3%	$52.13	1.3%
Segment Adjusted EBITDA Expense per ton (2)	$31.31	$30.76	1.8%	$31.58	(0.9)%
Segment Adjusted EBITDA (2)	$168.8	$173.1	(2.5)%	$156.8	7.7%

Central Appalachia
Tons sold	0.521	0.426	22.3%	0.490	6.3%
Coal sales price per ton (1)	$81.85	$80.38	1.8%	$81.49	0.4%
Segment Adjusted EBITDA Expense per ton (2)	$54.79	$80.18	(31.7)%	$61.89	(11.5)%
Segment Adjusted EBITDA (2)	$14.3	$0.1	N/M (4)	$9.8	45.9%

Northern Appalachia
Tons sold	1.506	1.431	5.2%	1.405	7.2%
Coal sales price per ton (1)	$58.98	$59.45	(0.8)%	$57.97	1.7%
Segment Adjusted EBITDA Expense per ton (2)	$48.67	$52.58	(7.4)%	$49.41	(1.5)%
Segment Adjusted EBITDA (2)	$16.5	$10.6	55.7%	$12.9	27.9%

Total
Tons sold	9.816	9.787	0.3%	9.504	3.3%
Coal sales price per ton (1)	$55.31	$55.00	0.6%	$54.55	1.4%
Segment Adjusted EBITDA Expense per ton (2),(3)	$36.25	$36.79	(1.5)%	$36.44	(0.5)%
Segment Adjusted EBITDA (2),(3)	$192.8	$181.3	6.3%	$173.4	11.2%

(1)         Sales price per ton is defined as total coal sales divided by total tons sold.

(2)         For definitions of Segment Adjusted EBITDA expense per ton and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.

(3)         Total includes White Oak, other, corporate and eliminations.

(4)         Percentage change not meaningful.

Reflecting slightly higher Central Appalachian and Northern Appalachian sales volumes, ARLP sold 9.8 million tons of coal in the 2013 Quarter, which was comparable to the 2012 Quarter.  Coal sales volumes from the Illinois Basin in the 2013 Quarter decreased slightly compared to the 2012 Quarter, primarily due to the River View mine substantially depleting its coal inventory prior to the end of the Sequential Quarter.  Coal sales volumes in the Illinois Basin increased compared to the Sequential Quarter, primarily as a result of strong sales performance from the Dotiki, Gibson North and Onton mines.  In Central Appalachia, increased coal sales volumes compared to the 2012 Quarter reflect the temporary idling of the Pontiki mining complex during the 2012

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Quarter and improved mining conditions at our MC Mining operation in the 2013 Quarter.  Compared to the Sequential Quarter, improved coal recoveries and additional unit shifts at MC Mining contributed to higher coal sales volumes.  Coal sales volumes in Northern Appalachia increased from the 2012 and Sequential Quarters reflecting improved recoveries at the Mettiki mine offset in part by a longwall move at Tunnel Ridge in the 2013 Quarter.  As anticipated, total coal inventory fell significantly during the 2013 Quarter, decreasing by approximately 655,000 tons to approximately 343,000 tons at the end of 2013.

Segment Adjusted EBITDA Expense per ton in Central Appalachia improved compared to the 2012 Quarter primarily as a result of lower repair costs.  Compared to the Sequential Quarter, Segment Adjusted EBITDA Expense per ton in Central Appalachia benefited from increased lower cost production at MC Mining following the shutdown of production operations at the Pontiki mine in late November 2013.  Compared to the 2012 Quarter, Segment Adjusted EBITDA Expense per ton in Northern Appalachia benefitted from improved recoveries and lower contract mining expense and outside coal purchases at the Mettiki mine, partially offset by higher employee benefits costs, particularly medical expenses.  Northern Appalachia was also negatively impacted in the 2013 Quarter due to a longwall move at Tunnel Ridge.  (For a definition of Segment Adjusted EBITDA and Segment Adjusted EBITDA Expense per ton and related reconciliations to comparable GAAP financial measures, please see the end of this release).

Outlook

Commenting on ARLP’s outlook, Mr. Craft said, “ARLP enters 2014 with an expectation of posting another year of record results.  Coal sales and production volumes are expected to increase year-over-year, despite closing the Pontiki mine which produced approximately 700,000 tons in 2013. We remain confident Tunnel Ridge will increase coal volumes in 2014 by approximately 1.8 million tons and Gibson South is anticipated to begin initial production in the third quarter, adding approximately 400,000 tons this year.  From a marketing perspective, ARLP’s sales portfolio remains strong, with approximately 87.0% of our anticipated 2014 coal sales volumes priced and committed.  As discussed below, we anticipate our 2014 EBITDA margins to be comparable to 2013. ”

For 2014, ARLP is providing the following full year guidance for its operating and investment activities:

Capital Expenditures and Investments — Total 2014 capital expenditures for ARLP’s operating activities are currently estimated in a range of $320.0 to $350.0 million, including maintenance capital expenditures.  Maintenance capital expenditures anticipated during 2014 reflect equipment rebuilds and replacements, mine extension projects at various mines and infrastructure projects at several operations.  Based on anticipated maintenance capital requirements in 2014 and considering its current five-year planning horizon, ARLP is currently estimating total average maintenance capital expenditures of approximately $5.90 per ton produced for long-term distribution planning purposes.  Total capital also includes approximately $65.0 to $75.0 million for production expansion projects related to completion of development at the Gibson South mine and reserve acquisitions related to ARLP’s participation in the development of the White Oak Mine No. 1.

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During 2014, ARLP also currently expects to fund approximately $80.0 to $95.0 million of its preferred equity investment commitment to White Oak.  ARLP continues to anticipate its investments in White Oak will become meaningfully accretive to its financial results in the 2015 time frame following the commencement of longwall production from the White Oak Mine No. 1 in the second half of 2014.

As a result of ARLP’s capital investment projects and anticipated production increases in 2014, depreciation, depletion and amortization expense is currently expected to increase to approximately $287.0 million, compared to $264.9 million in 2013.

Coal Production and Sales Volumes — Coal volumes are currently expected to increase in 2014 to a range of 39.25 to 40.75 million tons produced and sold.  ARLP has approximately 34.9 million tons contractually committed and priced for 2014 and has also secured coal sales and price commitments for approximately 27.0 million tons, 21.2 million tons and 9.4 million tons in 2015, 2016 and 2017, respectively.

Revenue, EBITDA and Net Income Estimates —Driven primarily by anticipated increases in coal sales volumes, ARLP is currently expecting 2014 revenues to increase slightly over 2013 revenues to a range of $2.2 to $2.3 billion, excluding transportation revenues.  ARLP’s operating activities are currently expected to generate EBITDA in a range of $660.0 to $760.0 million and net income in a range of $340.0 to $440.0 million.  The 2014 ranges for both consolidated EBITDA and net income reflect the pass through of approximately $27.5 to $35.5 million of losses related to ARLP’s investments in White Oak.  (For a definition of EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release.)

Per Ton Estimates — Based on existing coal sales commitments and expectations for filling its current open position, ARLP anticipates its average coal sales price per ton at the midpoint of its 2014 guidance ranges will be comparable to 2013 realizations.  In addition, based on current cost and production estimates, ARLP anticipates total Segment Adjusted EBITDA Expense per ton and total realized margins per ton at the midpoint of its 2014 guidance ranges will also be comparable to 2013.

A conference call regarding ARLP’s 2013 Quarter financial results is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (866) 318-8611 and provide pass code 48285005.  International callers should dial (617) 399-5130 and provide the same pass code.  Investors may also listen to the call via the “investor information” section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial (888) 286-8010 and provide pass code 42225972.  International callers should dial (617) 801-6888 and provide the same pass code.

This announcement is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership’s distributions to foreign investors attributable to income that is effectively connected with a United States trade or business.  Accordingly, ARLP’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate.

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About Alliance Resource Partners, L.P.

ARLP is a diversified producer and marketer of coal to major United States utilities and industrial users.  ARLP, the nation’s first publicly traded master limited partnership involved in the production and marketing of coal, is currently the third largest coal producer in the eastern United States with mining operations in the Illinois Basin, Northern Appalachian and Central Appalachian coal producing regions.  ARLP operates ten mining complexes in Illinois, Indiana, Kentucky, Maryland and West Virginia.  ARLP is also constructing a new mine in southern Indiana and is purchasing and funding development of reserves, operating surface facilities and making equity investments in a new mining complex under development in southern Illinois. In addition, ARLP operates a coal loading terminal on the Ohio River at Mount Vernon, Indiana.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission, are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

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The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  At the end of this release, we have included more information regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  These risks, uncertainties and contingencies include, but are not limited to, the following: changes in competition in coal markets and our ability to respond to such changes; changes in coal prices, which could affect our operating results and cash flows; risks associated with the expansion of our operations and properties; legislation, regulations, and court decisions and interpretations thereof, including those relating to the environment, mining, miner health and safety and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; changing global economic conditions or in industries in which our customers operate; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; adjustments made in price, volume or terms to existing coal supply agreements; fluctuations in coal demand, prices and availability; our productivity levels and margins earned on our coal sales; unexpected changes in raw material costs; unexpected changes in the availability of skilled labor; our ability to maintain satisfactory relations with our employees; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments or projections associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; unexpected operational interruptions due to geologic, permitting, labor, weather-related or other factors; risks associated with major mine-related accidents, such as mine fires, or interruptions; results of litigation, including claims not yet asserted; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding pension, black lung benefits and other post-retirement benefit liabilities; coal market’s share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity, such as natural gas, nuclear energy and

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renewable fuels; uncertainties in estimating and replacing our coal reserves; a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation (excluding any applicable deductible) in the commercial insurance property program; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP’s public periodic filings with the Securities and Exchange Commission (“SEC”), including ARLP’s Annual Report on Form 10-K for the year ended December 31, 2012, filed on March 1, 2013 with the SEC.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012

Tons Sold	9,816	9,787	38,835	35,170
Tons Produced	9,161	9,103	38,782	34,800

SALES AND OPERATING REVENUES:
Coal sales	$542,919	$538,330	$2,137,449	$1,979,437
Transportation revenues	9,183	4,383	32,642	22,034
Other sales and operating revenues	14,604	6,697	35,470	32,830
Total revenues	566,706	549,410	2,205,561	2,034,301

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	356,706	356,485	1,398,763	1,303,291
Transportation expenses	9,183	4,383	32,642	22,034
Outside coal purchases	2	3,848	2,030	38,607
General and administrative	16,961	14,798	63,697	58,737
Depreciation, depletion and amortization	66,223	63,199	264,911	218,122
Asset impairment charge	—	—	—	19,031
Total operating expenses	449,075	442,713	1,762,043	1,659,822

INCOME FROM OPERATIONS	117,631	106,697	443,518	374,479

Interest expense, net	(7,642)	(7,067)	(26,082)	(28,455)
Equity in loss of affiliates, net	(8,885)	(3,610)	(24,441)	(14,650)
Other income	892	262	1,891	3,115
INCOME BEFORE INCOME TAXES	101,996	96,282	394,886	334,489

INCOME TAX EXPENSE (BENEFIT)	2,703	(356)	1,396	(1,082)

NET INCOME	$99,293	$96,638	$393,490	$335,571

GENERAL PARTNERS’ INTEREST IN NET INCOME	$29,936	$26,822	$121,349	$106,837

LIMITED PARTNERS’ INTEREST IN NET INCOME	$69,357	$69,816	$272,141	$228,734

BASIC AND DILUTED NET INCOME PER LIMITED PARTNER UNIT	$1.85	$1.87	$7.26	$6.12

DISTRIBUTIONS PAID PER LIMITED PARTNER UNIT	$1.175	$1.085	$4.5650	$4.1625

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING — BASIC AND DILUTED	36,963,054	36,874,949	36,952,192	36,863,022

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2013	2012
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$93,654	$28,283
Trade receivables	153,662	172,724
Other receivables	776	1,019
Due from affiliates	1,964	658
Inventories	44,214	46,660
Advance royalties	11,454	11,492
Prepaid expenses and other assets	16,186	20,476
Total current assets	321,910	281,312

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	2,645,872	2,361,863
Less accumulated depreciation, depletion and amortization	(1,031,493)	(832,293)
Total property, plant and equipment, net	1,614,379	1,529,570

OTHER ASSETS:
Advance royalties	18,813	23,267
Due from affiliate	11,560	3,084
Equity investments in affiliates	130,410	88,513
Other long-term assets	24,826	30,226
Total other assets	185,609	145,090
TOTAL ASSETS	$2,121,898	$1,955,972

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$79,371	$100,174
Due to affiliates	290	327
Accrued taxes other than income taxes	19,061	19,998
Accrued payroll and related expenses	47,105	38,501
Accrued interest	996	1,435
Workers’ compensation and pneumoconiosis benefits	9,065	9,320
Current capital lease obligations	1,288	1,000
Other current liabilities	18,625	19,572
Current maturities, long-term debt	36,750	18,000
Total current liabilities	212,551	208,327

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	831,250	773,000
Pneumoconiosis benefits	48,455	59,931
Accrued pension benefit	18,182	31,078
Workers’ compensation	54,949	68,786
Asset retirement obligations	80,807	81,644
Long-term capital lease obligations	17,135	18,613
Other liabilities	7,332	9,147
Total long-term liabilities	1,058,110	1,042,199
Total liabilities	1,270,661	1,250,526

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Alliance Resource Partners, L.P. (“ARLP”) Partners’ Capital:
Limited Partners - Common Unitholders 36,963,054 and 36,874,949 units outstanding, respectively	1,128,519	1,020,823
General Partners’ deficit	(267,563)	(273,113)
Accumulated other comprehensive loss	(9,719)	(42,264)
Total Partners’ Capital	851,237	705,446
TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$2,121,898	$1,955,972

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2013	2012

CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$704,652	$555,856

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(329,151)	(424,631)
Changes in accounts payable and accrued liabilities	(3,048)	(4,007)
Proceeds from sale of property, plant and equipment	1,520	114
Purchase of equity investments in affiliate	(62,500)	(59,800)
Payment for acquisition of business	—	(100,000)
Payments to affiliate for acquisition and development of coal reserves	(25,272)	(34,601)
Advances/loans to affiliate	(7,500)	(5,229)
Payments from affiliate	—	4,229
Other	—	546
Net cash used in investing activities	(425,951)	(623,379)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under term loan	—	250,000
Borrowings under revolving credit facilities	386,000	278,800
Payments under revolving credit facilities	(291,000)	(123,800)
Payment on term loan	—	(300,000)
Payment on long-term debt	(18,000)	(18,000)
Payments on capital lease obligations	(1,190)	(943)
Payment of debt issuance costs	—	(4,272)
Net settlement of employee withholding taxes on vesting of Long-Term Incentive Plan	(3,015)	(3,734)
Cash contributions by General Partners	2,314	2,150
Distributions paid to Partners	(288,439)	(257,923)
Net cash used in financing activities	(213,330)	(177,722)

NET CHANGE IN CASH AND CASH EQUIVALENTS	65,371	(245,245)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	28,283	273,528

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$93,654	$28,283

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” and “Adjusted EBITDA” and non-GAAP “Distributable Cash Flow” (in thousands).

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization and Adjusted EBITDA is EBITDA modified to reflect significant non-recurring items that may not reflect the trend of future results.  EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•                  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•                  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•                  our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•                  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe Adjusted EBITDA is a useful measure for investors because it further demonstrates the performance of our assets without regard to non-recurring charges.

Distributable cash flow (“DCF”) is defined as Adjusted EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures. DCF is used as a supplemental financial measure by our management and by external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess:

•                  the cash flows generated by our assets (prior to the establishment of any retained cash reserves by the general partner) to fund the cash distributions we expect to pay to unitholders;

•                  our success in providing a cash return on investment and whether or not the Partnership is generating cash flow at a level that can sustain or support an increase in its quarterly distribution rates;

•                  the yield of our units, which is a quantitative standard used through the investment community with respect to publicly-traded partnerships as the value of a unit is generally determined by a unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder).

EBITDA, Adjusted EBITDA and DCF should not be considered as alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles.  EBITDA, Adjusted EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, Adjusted EBITDA and DCF may not be the same method used to compute similar measures reported by other companies, and EBITDA and DCF may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).  We have not previously modified EBITDA for any non-recurring charges to calculate Adjusted EBITDA and, as a result, EBITDA and Adjusted EBITDA are equivalent in all historical periods.

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	Three Months Ended December 31,		Year Ended December 31,		Three Months Ended September 30,	Year Ended December 31,
	2013	2012	2013	2012	2013	2014E Midpoint

Net income	$99,293	$96,638	$393,490	$335,571	$87,186	$390,000
Depreciation, depletion and amortization	66,223	63,199	264,911	218,122	66,099	287,000
Interest expense, gross	8,414	9,070	35,074	36,891	8,732	34,395
Capitalized interest	(772)	(2,003)	(8,992)	(8,436)	(2,816)	(1,395)
Income tax (benefit) expense	2,703	(356)	1,396	(1,082)	(718)	—
EBITDA	175,861	166,548	685,879	581,066	158,483	710,000
Asset impairment charge	—	—	—	19,031	—	—
Adjusted EBITDA	175,861	166,548	685,879	600,097	158,483	710,000
Equity in loss of affiliates, net	8,885	3,610	24,441	14,650	5,990	32,500
Interest expense, gross	(8,414)	(9,070)	(35,074)	(36,891)	(8,732)	(34,395)
Income tax benefit (expense)	(2,703)	356	(1,396)	1,082	718	—
Estimated maintenance capital expenditures (1)	(52,218)	(50,067)	(221,058)	(191,400)	(55,188)	(236,000)
Distributable Cash Flow	$121,411	$111,377	$452,792	$387,538	$101,271	$472,105

(1) Our maintenance capital expenditures, as defined under the terms of our partnership agreement, are those capital expenditures required to maintain, over the long-term, the operating capacity of our capital assets.  We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon.  For the 2013 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $5.70 per produced ton compared to the estimated $5.50 per produced ton in 2012.  For the 2014 planning horizon, average estimated maintenance capital expenditures are assumed to be $5.90 per produced ton.  Our actual maintenance capital expenditures vary depending on various factors, including maintenance schedules and timing of capital projects, among others.  We annually disclose our actual maintenance capital expenditures in our Form 10-K filed with the Securities and Exchange Commission.

Reconciliation of GAAP “Operating Expenses” to non-GAAP “Segment Adjusted EBITDA Expense per ton” and Reconciliation of non-GAAP “EBITDA” to “Segment Adjusted EBITDA” (in thousands, except per ton data).

Segment Adjusted EBITDA Expense per ton includes operating expenses, outside coal purchases and other income divided by tons sold.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales and other sales and operating revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Outside coal purchases are included in Segment Adjusted EBITDA Expense because tons sold and coal sales include sales from outside coal purchases.

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
	2013	2012	2013	2012	2013

Operating expense	$356,706	$356,485	$1,398,763	$1,303,291	$346,045
Outside coal purchases	2	3,848	2,030	38,607	636
Other (income) loss	(892)	(262)	(1,891)	(3,115)	(372)
Segment Adjusted EBITDA Expense	$355,816	$360,071	$1,398,902	$1,338,783	$346,309
Divided by tons sold	9,816	9,787	38,835	35,170	9,504
Segment Adjusted EBITDA Expense per ton	$36.25	$36.79	$36.02	$38.07	$36.44

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Segment Adjusted EBITDA is defined as net income before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and asset impairment charge.

	Three Months Ended December 31,		Three Months Ended September 30,
	2013	2012	2013

Adjusted EBITDA (See reconciliation to GAAP above)	$175,861	$166,548	$158,483
General and administrative	16,961	14,798	14,893
Segment Adjusted EBITDA	$192,822	$181,346	$173,376

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